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                                                                    Exhibit 4.4.

                               FIRST AMENDMENT TO
                                RIGHTS AGREEMENT

     THIS FIRST AMENDMENT to that certain Rights Agreement, dated February 11, 1999, by and between Per-Se Technologies, Inc., formerly known as Medaphis Corporation, a Delaware corporation ("Per-Se") and American Stock Transfer & Trust Company, Rights Agent (the "Rights Agent") is made and entered into this 4th day of May 2000.

STATEMENT OF BACKGROUND INFORMATION

     Per-Se and the Rights Agent entered into that certain Rights Agreement, dated February 11, 1999, by and between Per-Se Technologies, Inc., formerly known as Medaphis Corporation (the "Agreement"), providing, for the dividend distribution of one right for each share of common stock of Per-Se outstanding, each right initially representing the right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock. Certain events are triggered upon any person becoming an Acquiring Person as defined in Section 1(a) of the Agreement.

     Section 27(a) provides for the amendment or modification of the Agreement and the Company desires to amend the Agreement pursuant to such Section 27(a) to provide for an additional exclusion from the definition of "Acquired Person" and make such other changes, deletions or additions as the Board may determine.

     Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

STATEMENT OF AMENDMENT

     The Agreement is hereby amended as follows:

     1. In each instance in which the name Medaphis Corporation appears such term shall mean Per-Se Technologies, Inc., a Delaware Corporation.

     2. Section 1(a) of the Agreement is amended by deleting the word "or" appearing in line 23 thereof and inserting new subsection (vi) in the 5th line from the bottom as follows:

          or (iv) Basil P. Regan and Regan Partners, L.P. (collectively, "Regan Fund Management"), so long as Regan Fund Management does not become the Beneficial Owner of 20% or more of the then outstanding shares of Common Stock,

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     Except as specifically amended herein, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties has caused this First Amendment to the Agreement to be executed by its duly authorized representative as of the day and year first above written.

PER-SE TECHNOLOGIES, INC.                       AMERICAN STOCK TRANSFER &
                                                TRUST COMPANY, RIGHTS AGENT

By: /s/ ALLEN W. RITCHIE                        By: /s/ HERBERT J. LEMMER
    -------------------------------------           ----------------------------
    Allen W. Ritchie                                Name: Herbert J. Lemmer
    President and Chief Executive Officer           Title:  Vice President